                                                                EXHIBIT 2(b)
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                             STOCKHOLDERS' AGREEMENT

                            dated as of July 11, 1995

                                      among

                          VESTAR EQUITY PARTNERS, L.P.,

                             CABOT CSC CORPORATION,

                            THE MANAGEMENT INVESTORS,

                            THE OTHER PARTIES HERETO

                                       and

                        CABOT SAFETY HOLDINGS CORPORATION

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



                                TABLE OF CONTENTS

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                                                                                                                        Page

SECTION  1.  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Other Definitional Provisions; Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

SECTION  2.  VOTING AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.1     Election of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.2     Other Voting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

SECTION  3.  TRANSFERS AND ISSUANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.1     Limitations on Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.2     Transfers to Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.3     Effect of Void Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.4     Tag-Along Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.5     Public Offerings, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.6     Drag-Along Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.7     Rights of First Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

SECTION  4.  REGISTRATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.1     Demand Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.2     Incidental Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.3     Registration Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.4     Underwritten Offerings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.5     Preparation; Reasonable Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.6     Limitations, Conditions and Qualifications to Obligations under Registration Covenants . . . . . . . .  20
         4.7     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.8     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.9     Participation in Underwritten Registrations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.10    Rule 144 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.11    Holdback Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION  5.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.1     Additional Securities Subject to Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.2     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.3     Injunctive Relief  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.4     Other Stockholders' Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.5     Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.6     Successors, Assigns and Transferees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.7     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.8     Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.10    Integration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.11    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.12    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.13    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.14    Additional Management Investors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.15    Information; Committees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28



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





                  STOCKHOLDERS' AGREEMENT, dated as of July 11, 1995, among Vestar Equity Partners, L.P. ("Vestar"), Cabot CSC Corporation, formerly known as Cabot Safety Corporation ("Cabot"), Cabot Safety Holdings Corporation ("Holdings"), Cabot Corporation ("Cabot Parent") and the parties identified on the signature pages hereto or to the supplementary agreements referred to in
Section 5.14 as Management Investors (the "Management Investors").

                              W I T N E S S E T H :

                  WHEREAS, as of the Closing Date, Vestar and its Affiliates, Cabot and the Management Investors are the holders of all of the outstanding shares of capital stock; and

                  WHEREAS, the parties hereto wish to enter into certain agreements with respect to the holdings by Vestar and its Affiliates, Cabot and the Management Investors and their respective Permitted Transferees of capital stock of Holdings;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                  SECTION 1.  DEFINITIONS

                  1.1 Defined Terms. As used in this Agreement, terms defined in the headings and the recitals shall have their respective assigned meanings, and the following capitalized terms shall have the meanings ascribed to them below:

                  "Affiliate" shall mean, with respect to any Person, (i) any Person that directly or indirectly controls, is controlled by or is under common control with, such Person, or (ii) any director, officer, partner or employee of such Person or any Person specified in clause
         (i) above, (iii) any Immediate Family Member of any Person specified in clause (i) or (ii) above and (iv) with respect to Vestar, Leonard Lieberman and the Seelig Family Lifetime Trust.

                  "Agreement" shall mean this Stockholders' Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Board of Directors" shall mean, unless otherwise specified hereunder, the Board of Directors of Holdings.

                  "Business Day" means a day other than a Saturday, Sunday, holiday or other day on which commercial banks in New York City or Massachusetts are authorized or required by law to close.

                  "Cabot Relative Percentage": shall mean, on any date, the percentage reflecting (a) the amount equal to (i) $31 million plus (ii) the aggregate purchase price paid by Cabot and its Affiliates for capital stock of Holdings after the Closing Date less (iii) the value, based on the price per share of Common Stock and Preferred Stock originally paid by Vestar, of all of the shares of Common Stock and Preferred Stock originally held by Cabot and its Affiliates and no longer held by Cabot or its Affiliates on such date, less (iv) the value, based on the price per share of such Common Stock and Preferred Stock acquired by such Cabot and its Affiliates after the Closing Date of all such shares no longer held by them on such date, as a percentage of (b) the amount calculated pursuant to the foregoing clause (a) for Vestar and its Affiliates for such date.

                  "Cause" shall mean (i) willful malfeasance or willful misconduct by a director in connection with the performance of his duties as such, (ii) the commission by a director of any felony or
         (iii) a determination by a court of competent jurisdiction in the United States that such director, as such or in any other capacity (whether or not relating to Holdings), breached a fiduciary duty owed by him or her to another Person.

                  "Charter Documents" shall mean the certificate of incorporation and bylaws of each of Holdings, each as in effect on the date hereof or as amended, modified or supplemented from time to time hereafter.

                  "Common Stock" shall mean the common stock, par value $.01 per share, of Holdings.

                  "Common Stock Equivalents" shall mean any warrants, rights, calls, options or other securities exchangeable or exercisable for or convertible into Common Stock.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

                  "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Immediate Family Member" shall mean, with respect to any Person, a spouse, parent, child or sibling of such Person, or any spouse, parent, child or sibling of any of them.

                  "Independent Director" shall mean any director of Holdings who is not an Affiliate of any Stockholder or an employee of Holdings or any of its Affiliates.

                  "Initial Investors" shall mean Vestar, Leonard Lieberman, the Seelig Family Lifetime Trust, Cabot and the Management Investors on the date hereof.

                  "Permitted Transferee" shall mean any Person to whom an Initial Investor (or any direct or indirect Permitted Transferee thereof) transfers Securities in accordance with the terms of this Agreement and the Stock Subscription Agreement by which such transferor is bound (other than pursuant to a Public Offering or in accordance with Rule 144 under the Securities Act) and who becomes a party to, and is bound to the same extent as its transferor by the terms of, this Agreement and such Stock Subscription Agreement.

                  "Person" shall mean any individual, corporation, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity of any nature whatsoever.

                  "Preferred Stock" shall mean the 12.5% Preferred Stock of Holdings having the terms set forth in the certificate of designations in respect thereof included in the Charter Documents.

                  "Public Offering" shall mean a sale of Securities to the public pursuant to an effective registration statement filed under the Securities Act after which there is an active trading market in such Securities (it being understood that such an active trading market shall be deemed to exist if, among other things, such Securities are listed on a national securities exchange or quoted on the NASDAQ National Market System).

                    "Securities" shall mean shares of Common Stock, Common Stock Equivalents and/or Preferred Stock, whether owned on the date hereof or hereafter acquired.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

                  "Stockholders" shall mean Vestar, Leonard Lieberman, the Seelig Family Lifetime Trust, Cabot and the Management Investors and their respective Permitted Transferees.

                  "Stock Subscription Agreements" shall mean the collective reference to (i) the Vestar Subscription Agreement dated as of July 11, 1995 between Vestar and Holdings in respect of Common Stock and Preferred Stock and (ii) the Executive Security Purchase and Option Agreements between Holdings and the Management Investors.

                  "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which fifty percent (50%) or more of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or fifty percent (50%) or more of the equity interest therein, is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

                  "Third Party" shall mean any Person other than the Stockholders and their Affiliates.

                  "Transfer" shall mean any transfer, sale, assignment, distribution, exchange, mortgage, pledge, hypothecation or other disposition of any Securities or any interest therein.

                  "Vestar Relative Percentage": shall mean, on any date, the percentage reflecting (a) the amount equal to (i) $31 million plus (ii) the aggregate purchase price paid by Vestar and its Affiliates for capital stock of Holdings after the Closing Date less (iii) the value, based on the price per share of Common Stock and Preferred Stock originally paid by Vestar, of all of the shares of Common Stock and Preferred Stock originally held by Vestar and its Affiliates and no longer held by Vestar or its Affiliates on such date, less (iv) the value, based on the price per share of such Common Stock and Preferred Stock acquired by such Vestar and its Affiliates after the Closing Date of all such shares no longer held by them on such date, as a percentage of (b) the amount calculated pursuant to the foregoing clause (a) for Cabot and its Affiliates for such date.

                  1.2 Other Definitional Provisions; Interpretation. (a) The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Unless otherwise defined herein, capitalized terms shall be used herein as defined in the Asset Transfer Agreement, dated as of June 13, 1995 (the "Asset Transfer Agreement"), among Cabot Safety Corporation, Cabot Corporation, Cabot Safety Holdings Corporation, Cabot Safety Acquisition Corporation and the other parties thereto.

                  (b) The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

                  (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  (d) For purposes of computing or comparing the beneficial ownership of Securities of any Person on the date of execution and delivery of this Agreement to the level of such ownership at any later time, the level of ownership on such later date shall be adjusted to eliminate the effect of any subdivision of the such Securities any combination of such Securities, any issuance of such Securities (or, in the case of Common Stock, Common Stock Equivalents) by reason of any reclassification (including, without limitation, any reclassification in connection with a merger or consolidation), or any dividend payable in such Securities (or, in the case of Common Stock, Common Stock Equivalents).

                  SECTION 2.  VOTING AGREEMENTS

                  2.1 Election of Directors. (a) Each Stockholder hereby agrees that so long as this Agreement shall remain in effect such Stockholder will vote all of the Common Stock owned or held of record by such Stockholder so as to elect and, during such period, to continue in office a Board of Directors of Holdings and each Subsidiary of Holdings, each consisting solely of the following:

                       (i) 3 designees of Vestar, so long as (A) the Vestar
                           Relative Percentage is not less than 75% or (B) Vestar and its Affiliates beneficially own on a fully diluted basis an aggregate number of shares of Common Stock not less than 50% of the number of shares of Common Stock beneficially owned on a fully diluted basis by Vestar on the date of its execution and delivery of this Agreement; and

                      (ii) 2 designees of Cabot, so long as (A) the Cabot
                           Relative Percentage is not less than 75% or (B) Cabot and its Affiliates beneficially own on a fully diluted basis an aggregate number of shares of Common Stock not less than 50% of the number of shares of Common Stock beneficially owned on a fully diluted basis by Cabot on the date of its execution and delivery of this Agreement; and

                     (iii) 2 additional designees of Vestar who are not
                           partners, officers or employees of any of Vestar and its Affiliates, so long as (A) the Vestar Relative Percentage is not less than 75% or (B) Vestar and its Affiliates beneficially own on a fully diluted basis an aggregate number of shares of Common Stock not less than 75% of the number of shares of Common Stock beneficially owned on a fully diluted basis by Vestar on the date of its execution and delivery of this Agreement, provided that Vestar will notify Cabot in writing in advance of the identities of such proposed designees and obtain Cabot's approval thereof, which such approval shall not be unreasonably withheld; and

                      (iv) 2 designees of the Management Investors, so long as
                           the Management Investors together beneficially own on a fully diluted basis an aggregate number of shares of Common Stock not less than 25% of the number of shares of Common Stock beneficially owned on a fully diluted basis by the Management Investors on the Closing Date, provided that the two initial designees shall be John D. Curtin, Jr. and Albert F. Young, Jr., and, in the case of subsequent designees other than these initial designees, shall be officers serving in similar capacities designated by the holders of a majority of the Common Stock held by Management Investors.

                  (b) If at any time during the period specified in paragraph
(a) above any of the Stockholders entitled to designate directors pursuant thereto shall notify the others of its desire to remove, with or without Cause, any director of Holdings or any of its Subsidiaries previously designated by them and their respective Permitted Transferees, each Stockholder shall vote all of the voting Securities owned or held of record by it so as to remove such director.

                  (c) If at any time during the period specified in paragraph
(a) above any director previously designated by any Stockholder entitled to designate directors pursuant thereto ceases to serve on the Board of Directors of Holdings (whether by reason of death, resignation, removal or otherwise), the Stockholder or Stockholders who designated such director shall be entitled to designate a successor director to fill the vacancy created thereby on the terms and subject to the conditions of paragraph (a). Each Stockholder agrees that such Stockholder will vote all of the voting Securities owned or held of record by such Stockholder so as to elect any such director.

                  (d) The parties hereto hereby agree that any individual designated as a director of Holdings may (and shall, at the request of Vestar or Cabot) be removed for Cause by the Stockholders if Cause for removal exists. No such removal of an individual designated pursuant to this Section 2.1 shall affect any of the Stockholders' rights to designate a different individual pursuant to this Section 2.1.

                  (e) Notwithstanding the foregoing, in the event that both Cabot and Vestar and their respective Affiliates own on a fully diluted basis an aggregate number of shares of Common Stock which is less than 10% of the number of shares of Common Stock respectively owned by them on the Closing Date, then the provisions of this Section 2.1 shall terminate.

                  2.2 Other Voting Matters. Each of Cabot and the Management Investors and their respective Permitted Transferees hereby agrees that, so long as the "Drag-Along" rights under Section 3.6 are in effect, such Stockholder will, if a vote is taken, vote all of the Securities owned or held of record by such Stockholder to ratify, approve and adopt the following actions to the extent they are adopted or approved by the Board of Directors: (a) any merger or consolidation involving Holdings that is, in substance, an acquisition of another company by Holdings or a sale of Holdings and in either case does not affect in any way the relative rights of Cabot and Vestar or result in any benefit to Vestar other than benefits to it as a shareholder of Holdings equal to the benefits received by other shareholders, share for share, and (b) any amendment to the Holdings Certificate of Incorporation, provided that such amendment does not adversely affect such Stockholder in a manner different from that in which any other Stockholder is affected, in light of all of the circumstances including any concurrent or contemplated transactions. In addition, so long as the provisions of Section 2.1 remain in effect, the Stockholders shall not vote to approve, ratify or adopt any amendment to the Bylaws of Holdings unless such amendment is expressly authorized under this Agreement or recommended by the Board of Directors. Notwithstanding the foregoing, such Stockholder may vote such Stockholder's shares of Preferred Stock, if any, in such Stockholder's sole discretion with respect to (x) any proposed amendment to the Certificate of Incorporation or By-Laws of Holdings or the certificate of designations or any other specified designations, rights, preferences, or powers of such Preferred Stock, in each case which is adverse to holders of such Preferred Stock and (y) any matter on which holders of Preferred Stock are entitled to vote as a separate class pursuant to applicable law, the Certificate of Incorporation of Holdings or the certificate of designations or any other specified designations, rights, preferences, or powers of such preferred stock.

                  SECTION 3.  TRANSFERS AND ISSUANCES

                  3.1 Limitations on Transfer. (a) Each Stockholder hereby agrees that such Stockholder will not, directly or indirectly, Transfer any Securities unless such Transfer complies with the provisions hereof and (i) such Transfer is pursuant to an effective registration statement under the Securities Act and has been registered under all applicable state securities or "blue sky" laws or (ii) such Stockholder shall have furnished Holdings with a written opinion in form and substance reasonably satisfactory to Holdings of counsel reasonably satisfactory to Holdings to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and all applicable state securities or "blue sky" laws.

                  (b) Each Stockholder hereby agrees that, except for Transfers in connection with a Public Offering, Transfers pursuant to Section 3.4 or 3.6 and Transfers pursuant to Rule 144 under the Securities Act, no Transfer shall occur unless the transferee shall agree in writing to become a party to, and be bound to the same extent as its transferor by the terms of, this Agreement pursuant to the provisions of Section 5.6. Each of Cabot, the Management Investors and their respective Permitted Transferees hereby also agrees that, so long as this Agreement is in effect and prior to the earliest to occur of (i) a Public Offering, (ii) the fifth anniversary of the Closing Date and (iii) the first date on which Vestar and its Affiliates beneficially own on a fully diluted basis an aggregate number of shares of Common Stock less than 60% of the number of shares of Common Stock beneficially owned on a fully diluted basis by Vestar on the date of its execution and delivery of this Agreement, such Stockholder shall not effect a Transfer, except for Transfers in connection with a Public Offering, Transfers pursuant to Section 3.2, 3.4 or 3.6, and Transfers pursuant to Rule 144 under the Securities Act, without the prior written consent of Vestar (which consent may be withheld by Vestar in its absolute discretion).

                  3.2 Transfers to Affiliates. (a) Notwithstanding any other provision of this Agreement to the contrary (a) Vestar and its Affiliates (but not any other non-Affiliate Permitted Transferee of any thereof) and (b) Cabot and its Affiliates (but not any other non-Affiliate Permitted Transferee of any thereof), shall be entitled from time to time, without compliance with any of the procedures specified in Section 3.4, to Transfer any or all of the Securities beneficially owned by them to any of their Affiliates who agree to become a party to, and be bound to the same extent as its transferor by the terms of, this Agreement, provided that any such Transfer shall be subject to the provisions of Section 3.4 to the extent that aggregate number of shares of Common Stock or Preferred Stock Transferred by Vestar or Cabot to their respective Affiliates that are Affiliates as described in clause (ii) of the definition thereof (other than Affiliates which are partners of such Stockholder) or the Immediate Family Members of such Affiliates exceeds 10% of the number of shares of Common Stock or Preferred Stock, as the case may be, held by such Stockholder on the date hereof. Any Transfer by Vestar or its Affiliates to any of their respective partners of any or all of the Securities beneficially owned by them shall be deemed to be a Transfer to Affiliates of Vestar for purposes of this Section 3.2.

                  (b) Cabot Parent agrees that it will not Transfer any shares of Cabot or any direct or indirect Subsidiary of Cabot Parent that directly or indirectly owns shares of Cabot in a transaction which, if the Securities beneficially owned by Cabot were Transferred directly by Cabot, would be subject to the provisions of this Article 3. In the event Cabot Parent seeks to Transfer any shares of any such direct or indirect Subsidiary, arrangements acceptable to Vestar shall be entered into to cause the provisions of this Article 3 to apply to such sale in a manner that results in the same treatment as though the Securities beneficially owned by Cabot were directly Transferred by Cabot. Vestar agrees that it will not Transfer any direct or indirect ownership interest of Vestar in any entity that directly or indirectly owns the Securities initially held by Vestar in a transaction which, if the Securities beneficially owned by Vestar were Transferred directly by Vestar, would be subject to the provisions of this Article 3. In the event Vestar seeks to Transfer any ownership interests in any such entity, arrangements acceptable to Cabot shall be entered into to cause the provisions of this Article 3 to apply to such sale in a manner that results in the same treatment as though the Securities beneficially owned by Vestar were directly Transferred by Vestar.

                  3.3 Effect of Void Transfers. In the event of any purported Transfer of any Securities in violation of the provisions of this Agreement, such purported Transfer shall be void and of no effect and Holdings shall not give effect to such Transfer.

                  3.4 Tag-Along Rights. (a) So long as this Agreement shall remain in effect and a Public Offering of Common Stock shall not have occurred, with respect to any proposed Transfer by a Stockholder (in such capacity, a "Transferring Stockholder") of Common Stock permitted hereunder other than as provided in Section 3.2 or 3.5, the Transferring Stockholder shall have the obligation, and each other Stockholder shall have the right, to require the proposed transferee to purchase from each Stockholder having and exercising such right (a "Tagging Stockholder") a number of shares of Common Stock up to the product (rounded up to the nearest whole number) of (i) the quotient determined by dividing the aggregate number of shares of Common Stock beneficially owned on a fully diluted basis by such Tagging Stockholder by the aggregate number of shares of Common Stock beneficially owned on a fully diluted basis by the Transferring Stockholder and all Tagging Stockholders and (ii) the total number of shares of Common Stock proposed to be directly or indirectly Transferred to the transferee in the contemplated Transfer, and at the same price per share of Common Stock and upon the same terms and conditions (including without limitation time of payment and form of consideration) as to be paid and given to the Transferring Stockholder, provided that (i) if any Tagging Stockholder does not elect to participate for its full pro rata share, the balance of its share shall be allocated among the Transferring Stockholder and the Tagging Stockholders pro rata up to the amount each wishes to sell in the transaction, and (ii) in order to be entitled to exercise its right to sell shares of Common Stock to the proposed transferee pursuant to this Section 3.4(a), a Tagging Stockholder must agree to make to the transferee the same representations, warranties, covenants, indemnities and agreements as the Transferring Stockholder agrees to make in connection with the proposed Transfer of the shares of Common Stock of the Transferring Stockholder (except that in the case of representations and warranties pertaining specifically to the Transferring Stockholder a Tagging Stockholder shall make the comparable representations and warranties pertaining specifically to itself), and provided, further, that all representations and warranties shall be made by Tagging Stockholders severally and not jointly and that the liability of the Transferring Stockholder and the Tagging Stockholders (whether pursuant to a representation, warranty, covenant, indemnification provision or agreement) for liabilities in respect of Holdings shall be evidenced in writings executed by them and the transferee and shall be borne by each of them on a pro rata basis. Any Tagging Stockholder that is a holder of Common Stock Equivalents and wishes to participate in a sale of Common Stock pursuant to this Section 3.4(a) shall convert into or exercise or exchange such number of Common Stock Equivalents for Common Stock as may be required therefor on or prior to the closing date of such Transfer.

                  (b) So long as this Agreement shall remain in effect and a Public Offering of Preferred Stock shall not have occurred, with respect to any proposed Transfer by a Stockholder (in such capacity a "Transferring Stockholder") of Preferred Stock permitted hereunder other than as provided in
Section 3.2 or 3.5, the Transferring Stockholder shall have the obligation, and each other Stockholder shall have the right, to require the proposed transferee to purchase from each Stockholder having and exercising such right (a "Tagging Stockholder") a number of shares of Preferred Stock up to the product (rounded up to the nearest whole number) of (i) the quotient determined by dividing the aggregate number of shares of Preferred Stock beneficially owned on a fully diluted basis by such Tagging Stockholder and sought by the Tagging Stockholder to be included in the contemplated Transfer by the aggregate number of shares of Preferred Stock beneficially owned on a fully diluted basis by the Transferring Stockholder, and all Tagging Stockholders and sought by the Transferring Stockholder and all Tagging Stockholders to be included in the contemplated Transfer and (ii) the total number of shares of Preferred Stock proposed to be directly or indirectly Transferred to the transferee in the contemplated Transfer, and at the same price per share of Preferred Stock and upon the same terms and conditions (including without limitation time of payment and form of consideration) as to be paid and given to the Transferring Stockholder, provided that (i) if any Tagging Stockholder does not elect to participate for its full pro rata share, the balance of its share shall be allocated among the Transferring Stockholder and the Tagging Stockholders pro rata up to the amount each wishes to sell in the transaction,in order to be entitled to exercise its right to sell shares of Preferred Stock to the proposed transferee pursuant to this Section 3.4(b), a Tagging Stockholder must agree to make to the transferee the same representations, warranties, covenants, indemnities and agreements as the Transferring Stockholder agrees to make in connection with the proposed Transfer of the shares of Preferred Stock of the Transferring Stockholder (except that in the case of representations and warranties pertaining specifically to the Transferring Stockholder a Tagging Stockholder shall make the comparable representations and warranties pertaining specifically to itself) and provided further that all representations and warranties shall be made by the Tagging Stockholders severally and not jointly and that the liability of the Transferring Stockholder and the Tagging Stockholders (whether pursuant to a representation, warranty, covenant, indemnification provision or agreement) for liabilities in respect of Holdings shall be evidenced in writings executed by them and the transferee and shall be borne by each of them on a pro rata basis.

                  (c) The Transferring Stockholder, as the case may be, shall give notice to all relevant Stockholders of each proposed Transfer giving rise to the rights of the Tagging Stockholders set forth in the first sentence of
Section 3.4(a) or 3.4(b), as the case may be, least 45 days prior to the proposed consummation of such Transfer, setting forth the name of the Transferring Stockholder, the number of shares of Common Stock or Preferred Stock, as the case may be, proposed to be so Transferred, the name and address of the proposed transferee, the proposed amount and form of consideration and other terms and conditions of payment offered by the proposed transferee, and a representation that the proposed transferee has been informed of the tag-along rights provided for in this Section 3.4 and has agreed to purchase shares of Common Stock or Preferred Stock, as the case may be, in accordance with the terms hereof. The tag-along rights provided by this Section 3.4 must be exercised by each Tagging Stockholder within 30 days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Transferring Stockholder indicating such Tagging Stockholder's desire to exercise its rights and specifying the number of shares of Common Stock or Preferred Stock, as the case may be, it desires to sell. The Transferring Stockholder shall be entitled under this Section 3.4 to Transfer to the proposed transferee the number of shares of Common Stock or Preferred Stock equal to the difference between the number referred to in clause (ii) of Section 3.4(a) or 3.4(b), as the case may be, and the aggregate number of shares of Common Stock or Preferred Stock, as the case may be, set forth in the written notices, if any, delivered by the Tagging Stockholders pursuant to the preceding sentence (up to the maximum number of shares of Common Stock or Preferred Stock, as the case may be, beneficially owned by such Tagging Stockholder required to be purchased by the proposed transferee pursuant to the first sentence of Section 3.4(a) or 3.4(b), as the case may be). If the proposed transferee fails to purchase shares of Common Stock or Preferred Stock, as the case may be, from any Tagging Stockholder that has properly exercised its tag-along rights, then the Transferring Stockholder shall not be permitted to make the proposed Transfer, and any such attempted Transfer shall be void and of no effect, as provided in
Section 3.3 hereof.

                  (d) The requirements set forth in Section 3.4(a) or 3.4(b) shall not be applicable to any Transfer if such Transfer is made (i) from any Management Investor or its permitted Transferees to Holdings pursuant to stock purchase arrangements between such Management Investor and Holdings or (ii) to an employee or Independent Director of Holdings or any of its Subsidiaries; provided that any such Transfer shall be subject to the provisions of Section 3.4(a) and (b) to the extent that aggregate cumulative number of shares of Common Stock or Preferred Stock so Transferred by any Stockholder exceeds 10% of the number of shares of Common Stock or

Preferred Stock, as the case may be, held by such Stockholder on the date hereof after giving effect to the transactions in connection herewith on the Closing Date.

                  (e) If any of the Tagging Stockholders exercise their rights under Section 3.4(a), the closing of the purchase of the Common Stock with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Transferring Stockholder's Common Stock. No Transfer shall occur pursuant to this Section 3.4 unless the transferee shall agree to become a party to, and be bound to the same extent as its transferor by the terms of, this Agreement pursuant to the provisions of Section 4.6.

                  3.5 Public Offerings, etc. The provisions of Sections 3.4 and
3.6 shall not be applicable to offers and sales of Securities in a Public Offering or, if such Securities previously have been sold in a Public Offering, pursuant to Rule 144 under the Securities Act.

                  3.6 Drag-Along Rights. (a) Subject to the provisions of 3.7, so long as this Agreement shall remain in effect and (i) Vestar and its Affiliates beneficially own on a fully diluted basis an aggregate number of shares of Common Stock not less than 50% of the number of shares of Common Stock beneficially owned on a fully diluted basis by Vestar on the date of its execution and delivery of this Agreement or (ii) the Vestar Relative Percentage is not less than 75%, if any of Vestar and its Affiliates receives an offer from a Third Party to purchase all, but not less than all, outstanding shares of Common Stock and such offer is accepted by Vestar, then each Stockholder hereby agrees that it will Transfer all Common Stock owned by it to such Third Party on the terms of the offer so accepted by Vestar; provided that (A) the terms of such offer applicable to any Common Stock owned by such Stockholder and its Permitted Transferees are no less favorable than the terms of such offer applicable to the Common Stock owned by Vestar and its Affiliates (including with respect to the amount and nature of consideration and time of receipt thereof), (B) Vestar and its Affiliates receive no benefits in connection with such transaction other than payment for their respective shares on the same basis as other Stockholders and (C) the number of shares owned by such Third Party after giving effect to such Transfer and all concurrent transactions would be sufficient under the Certificate of Incorporation, Bylaws, any applicable agreements and applicable law to permit such Third Party to eliminate all remaining minority interests through a merger opposed by such minority interests.

                  (b) Subject to the provisions of 3.7, so long as this Agreement shall remain in effect and (i) Vestar and its Affiliates beneficially own on a fully diluted basis an aggregate number of shares of Preferred Stock not less than 25% of the number of shares of Preferred Stock beneficially owned on a fully diluted basis by Vestar on the date of its execution and delivery of this Agreement and (ii) the Vestar Relative Percentage is not less than 25%, if any of Vestar and its Affiliates receives an offer from a Third Party to purchase all, but not less than all, outstanding shares of Preferred Stock and such offer is accepted by Vestar, then each Stockholder hereby agrees that it will Transfer all shares of Preferred Stock owned by it to such Third Party on the terms of the offer so accepted by Vestar; provided that (A) the terms of such offer applicable to any Preferred Stock owned by such Stockholder and its Permitted Transferees are no less favorable than the terms of such offer applicable to the Preferred Stock owned by Vestar and its Affiliates (including with respect to the amount and nature of consideration and time of receipt thereof), (B) Vestar and its Affiliates receive no benefits in connection with such transaction other than payment for their respective shares on the same basis as other Stockholders and (C) the number of shares owned by such Third Party after giving effect to such Transfer and all concurrent transactions would be sufficient under the Certificate of Incorporation, Bylaws, any applicable agreements and applicable law to permit such Third Party to eliminate all remaining minority interests through a merger opposed by such minority interests.

                  3.7 Rights of First Offer. If Vestar or any of its Affiliates (a "Selling Stockholder") intends to Transfer any Common Stock to a Third Party at any time in a transaction in which the

Drag-Along rights under Section 3.6(a) will be invoked, the Selling Stockholder shall give Cabot written notice thereof not less than 30 days prior to the earlier of contracting for or consummating such Transfer and, at the request of Cabot, shall discuss with Cabot the possibility of Cabot in lieu of a Third Party acquiring such Common Stock. Nothing in this Section 3.7 shall be deemed to obligate Cabot to purchase such Common Stock or such Selling Stockholder to sell such Common Stock, either to Cabot or a Third Party.

                  SECTION 4.  REGISTRATION RIGHTS

                  4.1  Demand Registration.

                  (a) Common Stock Request. Upon the written request (a "Common Stock Request") of any of Vestar and its Affiliates, or, in the event that a period of one year or more has elapsed since the later of the first Public Offering and any other registered offering, if any, made pursuant to Section 4.1 or 4.2 involving Common Stock without Cabot or its Affiliates having an opportunity to participate in a registered offering of Common Stock pursuant to subsection 4.2, Cabot or its Affiliates (each, a "Requesting Common Stockholder"), that Holdings effect the registration under the Securities Act of all or part of the shares of Common Stock owned or to be acquired upon conversion, exercise or exchange of Common Stock Equivalents by such Requesting Common Stockholder, Holdings will use its best efforts to effect the registration under the Securities Act of such shares, provided, however, that Vestar may require that any such registration requested by Cabot or its Affiliates be delayed for a period not to exceed six months.

                  (b) Preferred Stock Request. Upon the written request (a "Preferred Stock Request") of any of Vestar and its Affiliates, or, in the event that a period of one year or more has elapsed since the later of the first Public Offering and any other registered offering, if any, made pursuant to
Section 4.1 or 4.2 involving a Preferred Stock without Cabot or its Affiliates having an opportunity to participate in a registered offering of Preferred Stock pursuant to subsection 4.2, Cabot or its Affiliates (each a "Requesting Preferred Stockholder"), at any time after the Closing Date, that Holdings effect the registration under the Securities Act of all or part of the shares of Preferred Stock owned by such Requesting Preferred Stockholder, Holdings will use its best efforts to effect the registration under the Securities Act of such shares, provided, however, that Vestar may require that a registration requested by Cabot or its Affiliates be delayed for a period not to exceed six months.

                  (c) Registration Statement Form. Registrations under this
Section 4.1 shall be on such appropriate registration form of the SEC (i) as shall be selected by Holdings and (ii) as shall permit the disposition of the Common Stock or preferred stock being registered in accordance with the intended method or methods of disposition specified in the request for such registration. Holdings agrees to include in any such registration statement all information which, in the opinion of counsel to the underwriters, the Requesting Common Stockholder or the Requesting Preferred Stockholder (collectively, a "Requesting Stockholder") and Holdings, is required to be included.

                  (d) Effective Registration Statement. A registration requested pursuant to this Section 4.1 shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, or
(ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Authority for any reason not attributable to the Requesting Stockholder or any of its Affiliates and has not thereafter become effective.

                  (e) Limitations on Registration on Request. Notwithstanding anything in this Section 4.1 to the contrary, in no event will (i) Holdings be required to effect more than one registration pursuant to each of Section 4.1(a) and Section 4.1(b) within any 360 day period, (ii) Vestar and its Affiliates, on the one hand, or Cabot and its Affiliates, on the other hand, be entitled to more than two registrations in the aggregate pursuant to each of Section 4.1(a) and Section 4.1(b), unless such Requesting Stockholder agrees to pay all of the costs and expenses of each such additional registration (unless either (x) a registration so requested is not effected for a reason not attributable to the Requesting Stockholder or any of its Affiliates or (y) the number of shares of Common Stock or Preferred Stock sought to be included by such Requesting Stockholder in such registration is reduced by more than 25% pursuant to the provisions of Section 4.2(b)).

                  4.2  Incidental Registration.

                  (a) Right to Include Common Stock and Common Stock Equivalents. If Holdings at any time proposes to register any shares of Common Stock (or Common Stock Equivalents, including any registration of Common Stock Equivalents pursuant to the exercise of rights under Section 4.2(b)) under the Securities Act (except registrations on such form(s) solely for registration of Common Stock or Common Stock Equivalents in connection with any employee benefit plan or dividend reinvestment plan or a merger or consolidation), including registrations pursuant to Section 4.1(a), whether or not for sale for its own account, it will each such time as soon as practicable give written notice of its intention to do so to all the Stockholders. Upon the written request (which request shall specify the total number of shares of Common Stock or Common Stock Equivalents intended to be disposed of by such Stockholder) of any Stockholder made within 30 days after the receipt of any such notice (15 days if Holdings gives telephonic notice with written confirmation to follow promptly thereafter, stating that (i) such registration will be on Form S-3 and (ii) such shorter period of time is required because of a planned filing date), Holdings will use all reasonable efforts to effect the registration under the Securities Act of all Common Stock held or to be acquired upon conversion, exercise or exchange of Common Stock Equivalents (or, if Common Stock Equivalents are proposed to be registered by Holdings, Common Stock Equivalents) by the Stockholders which Holdings has been so requested to register for sale in the manner initially proposed by Holdings; provided that Holdings shall not be obliged to register any Common Stock Equivalents which are not of the same class, series and form as the Common Stock Equivalents proposed to be registered by Holdings. If Holdings thereafter determines for any reason not to register or to delay registration of the Common Stock or Common Stock Equivalents (provided, however, that in the case of any registration pursuant to Section 4.1(a), such determination shall not violate any of Holdings' obligations under Section 4.1 or any other provision of this Agreement), Holdings may, at its election, give written notice of such determination to the Stockholders and (i) in the case of a determination not to register, shall be relieved of the obligation to register such Common Stock or Common Stock Equivalents in connection with such registration, without prejudice, however, to any right the Stockholder requesting such registration pursuant hereto may have to request that such registration be effected as a registration under Section 4.1(a) and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Common Stock or Common Stock Equivalents of a Stockholder for the same period as the delay in registration of such other securities. No registration effected under this
Section 4.2(a) shall relieve Holdings of any obligation to effect a registration upon a Common Stock Request under Section 4.1(a).

                  (b) Right to Include Preferred Stock. If Holdings at any time proposes to effect a registration of the Preferred Stock pursuant to Section 4.1(b) or otherwise, it will each such time as soon as practicable give written notice of its intention to do so to all the Stockholders which own Preferred Stock. Upon the written request (which request shall specify the total number of shares of such preferred stock intended to be disposed of by such Stockholders) of any such Stockholder made within 30 days after the receipt of any such notice (15 days if Holdings gives telephonic notice with written confirmation to follow promptly thereafter, stating that (i) such registration will be on Form S-3 and
(ii) such shorter period of time is required because of a planned filing date), Holdings will use all reasonable efforts to effect the registration under the Securities Act of all Preferred Stock, which Holdings has been so requested to register for sale. If Holdings thereafter determines for any reason not to register or to delay registration of the Preferred Stock (provided such determination shall not violate any of Holdings' obligations under Section 4.1 or any other provision of this Agreement), Holdings may, at its election, give written notice of such determination to the preferred Stockholders and (i) in the case of a determination not to register, shall be relieved of the obligation to register any preferred stock hereunder and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any preferred stock of a preferred Stockholder for the same period as the delay in registration of such other securities. No registration effected under this Section 4.2(b) shall relieve Holdings of any obligation to effect a registration upon a Preferred Stock Request under Section 4.1(b).

                  (c) Priority in Incidental Registration. In a registration pursuant to this Section 4.2, if the managing underwriter of such underwritten offering shall inform Holdings and the relevant Stockholders by letter of its belief that the number of shares of Common Stock or Common Stock Equivalents or preferred stock, as the case may be, to be included in such registration would adversely affect its ability to effect such offering, then Holdings will be required to include in such registration only that number of shares of Common Stock or Common Stock Equivalents or preferred stock, as the case may be, which it is so advised should be included in such offering. Shares of Common Stock or Common Stock Equivalents proposed by Holdings to be registered for issuance by Holdings shall have the first priority in a registration pursuant to Section 4.2(a) and all other shares of Common Stock or Common Stock Equivalents to be registered (whether or not requested to be registered pursuant to Section 4.1(a) or 4.2(a) or otherwise) shall be given second priority without preference among the relevant holders. All shares of preferred stock to be registered in a registration pursuant to Section 4.2(b) (whether or not requested to be registered pursuant to Section 4.1(b) or 4.2(b)) shall have the same priority. If less than all of a Stockholder's shares of Common Stock or Common Stock Equivalents are to be registered, such Stockholder's shares of Common Stock or Common Stock Equivalents shall be included in the registration pro rata based on the total number of shares of Common Stock or Common Stock Equivalents sought to be registered by each Stockholder (as opposed to Holdings). If less than all of a Stockholder's shares of preferred stock are to be registered, such Stockholder's shares of preferred stock shall be included in the registration pro rata based on the aggregate liquidation preference of the total number of shares of preferred stock sought to be registered by each Stockholder.

                  (d) Custody Agreement and Power of Attorney. Upon delivering a request under this Section 4.2, a Stockholder (excluding Vestar, Cabot and any qualified institutional buyer within the meaning of Rule 144A under the Securities Act) will, if requested by Holdings, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to Holdings and one of the director designees referred to in Section 2.1(a)(iv) with respect to such Stockholder's shares of Common Stock or Common Stock Equivalents or preferred stock to be registered pursuant to this Section 4.2 (a "Custody Agreement and Power of Attorney"). The Custody Agreement and Power of Attorney will provide, among other things, that the Stockholder will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Common Stock or Common Stock Equivalents or preferred stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as such Stockholder's agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on such Stockholder's behalf with respect to the matters specified therein. Such Stockholder also agrees to execute such other agreements as Holdings may reasonably request to further evidence the provisions of this Section 4.2.

                  4.3 Registration Procedures. In connection with Holdings' obligations pursuant to Sections 4.1 and 4.2 hereof, Holdings will use all reasonable efforts to effect such registration and Holdings will promptly:

                  (a) prepare and file with the SEC as soon as practicable after request for registration hereunder the requisite registration statement to effect such registration and use all reasonable efforts to cause such registration statement to become effective and to remain continuously effective until the earlier to occur of (x) 180 days following the date on which such registration statement is declared effective or (y) the termination of the offering being made thereunder.

                  (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all shares of Common Stock and Common Stock Equivalents or preferred stock, as the case may be, covered by such registration statement until such Common Stock and Common Stock Equivalents or preferred stock, as the case may be, has been sold or such lesser period of time as Holdings, any seller of such Common Stock and Common Stock Equivalents or preferred stock, as the case may be, or any underwriter is required under the Securities Act to deliver a prospectus in accordance with the intended methods of disposition by the sellers of such Common Stock and Common Stock Equivalents or preferred stock, as the case may be, set forth in such registration statement or supplement to such prospectus;

                  (c) furnish to each Stockholder which owns shares of Common Stock or Common Stock Equivalents or preferred stock, as the case may be, covered by such registration statement (the "Selling Stockholders") and the managing underwriter, if any, at least one executed original of the registration statement and such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, as may reasonably be requested by such Selling Stockholder;

                  (d) use all reasonable efforts (i) to register or qualify all shares of Common Stock or Common Stock Equivalents or preferred stock, as the case may be, covered by such registration statement under the securities or "blue sky" laws of such jurisdictions where an exemption is not available as the Selling Stockholders shall reasonably request, (ii) to keep such registration or qualification in effect for so long as such registration statement remains in effect and (iii) to take any other action which may be reasonably necessary or advisable to enable the Selling Stockholders to consummate the disposition in such jurisdictions of such Common Stock and Common Stock Equivalents or preferred stock, as the case may be, provided that Holdings will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject itself to taxation in any such jurisdiction or take any action which would subject it to general service of process in any such jurisdiction;

                  (e) notify the Selling Stockholders and the managing underwriter, if any, promptly, and confirm such advice in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to a registration statement or related prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) of the receipt by Holdings of any notification with respect to the suspension of the qualification of any of the registered securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (v) of the happening of any event or information becoming known which requires the making of any changes in a registration statement or related prospectus so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and

(vi) of Holdings' reasonable determination that a post-effective amendment to a registration statement would be appropriate;

                  (f) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification of any of the registered securities for sale in any jurisdiction, at the earliest possible moment;

                  (g) upon the occurrence of any event contemplated by clause
(e)(v) above, prepare a supplement or post-effective amendment to the applicable registration statement or related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the securities being sold thereunder, such prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

                  (h) use its best efforts to furnish to the Selling Stockholders a signed counterpart, addressed to the Selling Stockholders and the underwriters, if any, of (A) an opinion of counsel for Holdings, and (B) a "comfort" letter, signed by the independent public accountants who have certified Holdings' financial statements included or incorporated by reference in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountant's letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities (and dated the dates such opinions and comfort letters are customarily dated) and, in the case of the accountant's letter, such other financial matters, and in the case of the legal opinion, such other legal matters, as the Selling Stockholders or the underwriters may reasonably request;

                  (i) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to the Stockholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, no later than 90 days after the end of any 12-month period beginning after the effective date of a registration statement pursuant to which shares of Common Stock and Common Stock Equivalents or preferred stock, as the case may be, are sold, which statement shall cover such 12-month period;

                  (j) cooperate with the Selling Stockholders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing shares of Common Stock and Common Stock Equivalents or preferred stock, as the case may be, to be sold; and enable such shares of Common Stock and Common Stock Equivalents or preferred stock, as the case may be, to be in such denominations and registered in such names as the Selling Stockholders or the managing underwriters, if any, may request at least two Business Days prior to any sale of shares of Common Stock or Common Stock Equivalents or preferred stock, as the case may be, to the underwriters;

                  (k) use its best efforts to cause the shares of Common Stock and Common Stock Equivalents or preferred stock, as the case may be, covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Selling Stockholder(s) or the underwriters, if any, to consummate the disposition of such shares of Common Stock and Common Stock Equivalents or preferred stock, as the case may be;

                  (l) cause all shares or units of Common Stock or Common Stock Equivalents or preferred stock, as the case may be, covered by the registration statement to be listed on each securities exchange, if any, on which securities of such class, series and form issued by Holdings, if any, are then listed if requested by the managing underwriters, if any, or the holders of a majority of the shares or units of Common Stock or Common Stock Equivalents or preferred stock, as the case may be, covered by the registration statement and entitled hereunder to be so listed;

                  (m) cooperate and assist in any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD") and in the performance of any due diligence investigation by any underwriter (including any "qualified independent underwriter" that is required to be retained in accordance with the rules and regulations of the NASD); and

                  (n) as soon as practicable prior to the filing of any document which is to be incorporated by reference into the registration statement or the prospectus (after initial filing of the registration statement) provide copies of such document to counsel to the Selling Stockholders and to the managing underwriters, if any, and make Holdings' representatives available for discussion of such document and consider in good faith making such changes in such document prior to the filing thereof as counsel for such Selling Stockholders or underwriters may reasonably request.

                  Holdings may require each Selling Stockholder to furnish to Holdings such information regarding such Selling Stockholder and the distribution of such securities as Holdings may from time to time reasonably request in writing in order to comply with the Securities Act.

                  The Selling Stockholders agree that, upon receipt of any notice from Holdings of the happening of any event of the kind described in
Section 4.3(e)(ii), (iii), (iv), (v) or (vi) hereof, they will forthwith discontinue disposition pursuant to such registration statement of any shares of Common Stock or Common Stock Equivalents or preferred stock, as the case may be, covered by such registration statement or prospectus until their receipt of the copies of the supplemented or amended prospectus relating to such registration statement or prospectus or until they are advised in writing by Holdings that the use of the applicable prospectus may be resumed (and the period of such discontinuance shall be excluded from the calculation of the period specified in clause (x) of Section 4.3(a)) and, if so directed by Holdings, will deliver to Holdings (at Holdings' expense, except as otherwise provided in Section 4.1(d)) all copies, other than permanent file copies then in their possession, of the prospectus covering such securities in effect at the time of receipt of such notice. The Selling Stockholders agree to furnish Holdings a signed counterpart, addressed to Holdings and the underwriters, if any, of an opinion of counsel for the Selling Stockholders covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of selling stockholder's counsel delivered to the underwriters in underwritten public offerings of securities (and dated the dates such opinions are customarily dated) and such other legal matters as Holdings or the underwriters may reasonably request.

                  4.4  Underwritten Offerings.

                  (a) Demand Underwritten Offerings. In any underwritten offering pursuant to a registration requested under Section 4.1, Holdings will use its best efforts to enter into an underwriting agreement for such offering with the underwriters selected by the Requesting Stockholder, such agreement and underwriters to be reasonably satisfactory in form and substance to Holdings, the Requesting Stockholder and the underwriters and to contain such representations and warranties by Holdings and such other terms as are generally prevailing in agreements of that type. The Selling Stockholders who hold shares of Common Stock or preferred stock, as the case may be, to be distributed by such underwriters shall be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, Holdings to and for the benefit of such underwriters shall also be made to and for the benefit of them and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to their obligations. Holdings may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of the Selling Stockholders to and for the benefit of such underwriters shall also be made to and for the benefit of Holdings with due regard to the amount of Securities being sold by such Selling Stockholder and the nature of such representations, warranties and agreements and the underwriting.

                  (b) Incidental Underwritten Offerings. If Holdings at any time proposes to register any shares of its Common Stock or Common Stock Equivalents or preferred stock, as the case may be, under the Securities Act as contemplated by Section 4.2 and such Securities are to be distributed by or through one or more underwriters, Holdings and the Selling Stockholders who hold shares of Common Stock or Common Stock Equivalents or preferred stock, as the case may be, to be distributed by such underwriters in accordance with Section 4.2 hereof shall be parties to the underwriting agreement between Holdings and such underwriters and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, Holdings to and for the benefit of such underwriters shall also be made to and for the benefit of them and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to their obligations. Holdings may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of the Selling Stockholders to and for the benefit of such underwriters shall also be made to and for the benefit of Holdings with due regard to the amount of Securities being sold by such Selling Stockholder and the nature of such representations, warranties and agreements and the underwriting.

                  4.5 Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, Holdings will give the Selling Stockholders, the underwriters and their respective counsels and accountants the opportunity (but such Persons shall not have the obligation) to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC, and, to the extent practicable, each amendment thereof or supplement thereto, and will give each of them such access to its books and records (to the extent customarily given to the underwriters of Holdings' securities), and such opportunities to discuss the business of Holdings with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Selling Stockholders' and the underwriters' respective outside counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

                  4.6 Limitations, Conditions and Qualifications to Obligations under Registration Covenants. The obligations of Holdings to use its reasonable efforts to cause shares of Common Stock and Common Stock Equivalents or preferred stock, as the case may be, to be registered under the Securities Act are subject to each of the following limitations, conditions and qualifications:

                  (a) Holdings shall be entitled to postpone for a reasonable period of time the filing or effectiveness of, or suspend the rights of Selling Stockholders to make sales pursuant to, any registration statement otherwise required to be prepared, filed and made and kept effective by it hereunder (but the duration of such postponement or suspension may not exceed the earlier to occur of (w) 15 days after the cessation of the circumstances described in clauses (i) and (ii) below or (x) 120 days after the date of the determination of the Board of Directors referred to below, and the duration of such postponement or suspension shall be excluded from the calculation of the period specified in clause (x) of Section 4.3(a)) if the Board of Directors of Holdings determines in good faith that (i) there is a material undisclosed development in the business or affairs of Holdings (including any pending or proposed financing, recapitalization, acquisition or disposition), the disclosure of which at such time could be adverse to Holdings' interests or (ii) Holdings has filed a registration statement with the SEC, such registration statement has not yet been declared effective, Holdings is using its best efforts to have such registration statement declared effective, and the underwriters with respect to such registration advise that such registration would be adversely affected. If Holdings shall so delay the filing of a registration statement, it shall, as promptly as possible, notify the Selling Stockholders of such determination, and the Selling Stockholders shall have the right (y) in the case of a postponement of the filing or effectiveness of a registration statement, to withdraw the request for registration by giving written notice to Holdings within 10 days after receipt of Holdings' notice or (z) in the case of a suspension of the right to make sales, to receive an extension of the registration period equal to the number of days of the suspension.

                  (b) Holdings shall not be required hereby to include shares of Common Stock or Common Stock Equivalents or preferred stock, as the case may be, in a registration statement if, in the written opinion of outside counsel to Holdings of recognized standing in securities law matters, the beneficial owners of such Common Stock or Common Stock Equivalents or preferred stock, as the case may be, seeking registration would be free to sell all of such shares of Common Stock or Common Stock Equivalents or preferred stock, as the case may be, within the current calendar quarter without registration under Rule 144 under the Securities Act.

                  (c) Holdings' obligations shall be subject to the obligations of the Selling Stockholders, which the Selling Stockholders acknowledge, to furnish all information and materials and to take any and all actions as may be required under applicable federal and state securities laws and regulations to permit Holdings to comply with all applicable requirements of the SEC and to obtain any acceleration of the effective date of such registration statement.

                  (d) Holdings shall not be obligated to cause any special audit to be undertaken in connection with any registration pursuant hereto unless such audit is requested by the underwriters with respect to such registration.

                  4.7 Expenses. Except as otherwise provided in Section 4.1(e), Holdings will pay all reasonable out-of-pocket costs and expenses incurred in connection with each registration of Common Stock, Common Stock Equivalents or preferred stock, as the case may be, pursuant to this Agreement, including, without limitation, the reasonable fees and disbursements of a single firm of outside counsel retained by Selling Stockholders which beneficially own a majority of the total number of shares or units of Common Stock, Common Stock Equivalents or preferred stock, as the case may be, being registered by Selling Stockholders (the "Majority Selling Stockholders"), and any and all filing fees payable to the SEC, fees with respect to filings required to be made with stock exchanges, the NASDAQ and the NASD, fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of a single firm of outside counsel for the underwriters or the Majority Selling Stockholders in connection with blue sky qualifications of the Common Stock, Common Stock Equivalents or preferred stock, as the case may be, being registered and determination of its eligibility for investment under the laws of such jurisdictions as the Selling Stockholders may designate), printing expenses, fees and disbursements of counsel and accountants of Holdings, including costs associated with comfort letters, and fees and expenses of other Persons retained by Holdings, but excluding underwriters' expenses (including discounts, commissions or fees of underwriters and expenses included therein, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the securities being registered or legal expenses of any Person other than Holdings and the Selling Stockholders) but including the fees and expenses of any qualified independent underwriter required to participate in such registration pursuant to applicable law or the requirements of the NASD. Holdings shall, in any event in all cases, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), and the expense of securities law liability insurance and rating agency fees, if any.

                  4.8  Indemnification.

                  (a) Indemnification by Holdings. In connection with any registration pursuant hereto in which shares of Common Stock, Common Stock Equivalents or preferred stock, as the case may be, are to be disposed of, Holdings shall indemnify and hold harmless, to the full extent permitted by law, each holder of such Common Stock, Common Stock Equivalents or preferred stock, as the case may be, to be disposed of and, when applicable, its officers, directors, agents and employees and each Person who controls such holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, including, without limitation, any loss, claim, damage, liability or expense resulting from the failure to keep a prospectus current, except insofar as the same (i) are caused by or contained in any information relating to such holder furnished in writing to Holdings by such holder expressly for use therein or (ii) are caused by such holder's failure to deliver a copy of the current prospectus simultaneously with or prior to such sale after Holdings has furnished such holder with a sufficient number of copies of such prospectus correcting such material misstatement or omission or (iii) arise in respect of any offers to sell or sales made during any period when a holder is required to discontinue sales under Section 4.3(e) (and after such holder has received the notice contemplated by Section 4.3(e)). Holdings shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each person who controls such Persons (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of such Common Stock, Common Stock Equivalents or preferred stock, as the case may be, to be disposed of, and shall enter into an indemnification agreement with such Persons containing such terms, if requested.

                  (b) Indemnification by Stockholders. In connection with each registration statement effected pursuant hereto in which shares of Common Stock, Common Stock Equivalents or preferred stock, as the case may be, are to be disposed of, each Selling Stockholder shall, severally but not jointly, indemnify and hold harmless, to the full extent permitted by law, Holdings, each other Selling Stockholder and their respective directors, officers, agents and employees and each Person who controls Holdings and each other Selling Stockholder (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in such registration statement or prospectus or preliminary prospectus or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission relates to such Selling Stockholder and is contained in any information furnished in writing by such Selling Stockholder or any of its Affiliates to Holdings expressly for inclusion in such registration statement or prospectus. In no event shall the liability of any Selling Stockholder hereunder be greater in amount than the dollar amount of the proceeds actually received by such Selling Stockholder upon the sale of the securities giving rise to such indemnification obligation.

                  (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall give prompt notice to the indemnifying party of any claim with respect to which it shall seek indemnification and shall permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party shall have agreed to pay such fees or expenses, or (ii) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (iii) in the opinion of outside counsel to such Person there may be one or more legal defenses available to such Person which are different from or in addition to those available to the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party shall not be subject to any liability for any settlement made without its consent (but such consent shall not be unreasonably withheld). No indemnified party shall be required to consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a written release in form and substance reasonably satisfactory to such indemnified party from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one firm of counsel (and, if necessary, local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the written opinion of outside counsel to an indemnified party a conflict of interest as to the subject matter exists between such indemnified party and another indemnified party with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of additional counsel for such indemnified party.

                  (d) Contribution. If for any reason the indemnification provided for herein is unavailable to an indemnified party or is insufficient to hold it harmless as contemplated hereby, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations, provided that in no event shall the liability of any Selling Stockholder for such contribution and indemnification exceed, in the aggregate, the dollar amount of the proceeds received by such Selling Stockholder upon the sale of securities giving rise to such indemnification and contribution obligation.

                  4.9 Participation in Underwritten Registrations. No Stockholder may participate in any underwritten registration hereunder unless such Stockholder (a) agrees to sell its shares of Common Stock, Common Stock Equivalents or preferred stock, as the case may be, on the basis provided in and in compliance with any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and to comply with Rules 10b-6 and 10b-7 under the Exchange Act, and (b) completes and executes all questionnaires, appropriate and limited powers of attorney, escrow agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that all such documents shall be consistent with the provisions hereof.

                  4.10 Rule 144. Holdings hereby covenants that after it has filed (and such registration statement has become effective) a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act in respect of Common Stock, Holdings will file in a timely manner all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if Holdings is not required to file such reports, it will, upon the request of any Stockholder, make publicly available other information so long as necessary to permit sales by such Stockholder under Rule 144 under the Securities Act) and will take such further action as any Stockholder may reasonably request to the extent required from time to time to enable such Stockholder to sell shares of Common Stock under Rule 144 under the Securities Act.

                  4.11 Holdback Agreements.

                  (a) Each Stockholder agrees that it shall not effect any public sale or distribution of shares of Common Stock, Common Stock Equivalents or preferred stock, as the case may be, during the 30 days prior to or the 180 day period beginning on the effective date of a registration statement covering a primary or secondary underwritten public offering of Common Stock (except as part of a registration) if and to the extent reasonably requested in writing (with reasonable prior notice) by the managing underwriter of the underwritten public offering.

                  (b) Holdings agrees not to effect any primary public sale or distribution of any Common Stock, Common Stock Equivalents or preferred stock, as the case may be, during the 30 days prior to and the 180 day period beginning on the effective date of any underwritten public offering in which any Stockholder is participating (except as part of such registration or as part of a pre-existing employee benefit plan or dividend reinvestment or stock purchase plan) if and to the extent reasonably requested in writing (with reasonable prior notice) by the managing underwriter of the underwritten public offering.

                  SECTION 5.  MISCELLANEOUS

                  5.1 Additional Securities Subject to Agreement. Each Stockholder agrees that any other securities of Holdings which it shall hereafter acquire by means of a stock split, stock dividend, distribution or otherwise (other than pursuant to a Public Offering) shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

                  5.2 Termination. This Agreement shall terminate, and thereby become null and void, (i) as to any particular securities of Holdings, on the date on which they are sold in a Public Offering or are sold pursuant to Rule 144 under the Securities Act (unless such securities of Holdings are reacquired by a Stockholder), (ii) the rights and obligations of Vestar under this Agreement shall terminate upon the earliest date on which Vestar and its Affiliates do not own any Common Stock, Common Stock Equivalents or Preferred Stock and (iii) the rights and obligations of Cabot under this Agreement shall terminate upon the earliest date on which Vestar and its Affiliates do not own any Common Stock, Common Stock Equivalents or Preferred Stock.

                  5.3 Injunctive Relief. The Stockholders acknowledge and agree that a violation of any of the terms of this Agreement will cause the Stockholders irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that each Stockholder shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which they may be entitled at law or equity.

                  5.4 Other Stockholders' Agreements. None of the Stockholders shall enter into any stockholder agreement or other arrangement of any kind with any Person with respect to securities of Holdings which is inconsistent with the provisions of this Agreement or which may impair its ability to comply with this Agreement.

                  5.5 Amendments. This Agreement may be amended only by a written instrument signed by Vestar (so long as Vestar or any of its Affiliates is a Stockholder), Cabot (so long as Cabot or any of its Affiliates is a Stockholder) and sufficient additional Stockholders such that Vestar, Cabot and such Stockholders own on a fully diluted basis Securities representing at least a majority of the common voting power represented by all Securities outstanding on a fully diluted basis and owned by all Stockholders; provided, however, that if any amendment is not unanimously approved by all affected Stockholders, any changes set forth in such amendment must apply in the same manner to all Stockholders; and provided further that notwithstanding the foregoing this Agreement shall not be amended in a manner that adversely affects the Management Investors and their Permitted Transferees without the prior written consent of holders of a majority of the Common Stock then beneficially owned by the Management Investors on a fully diluted basis.

                  5.6 Successors, Assigns and Transferees. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their Permitted Transferees and their respective successors, each of which Permitted Transferees shall agree in a writing in form and substance satisfactory to Holdings and the owners on a fully diluted basis of Securities representing at least a majority of the common voting power represented by all Securities outstanding on a fully diluted basis and owned by all Stockholders, to become a party hereto and be bound to the same extent as its transferor hereby, provided that no Stockholder may assign to any Permitted Transferee any of its rights hereunder other than in connection with a Transfer to such Permitted Transferee of Securities in accordance with the provisions of this Agreement.

                  5.7 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when delivered by a recognized courier or, in the case of telecopy notice, when received, addressed as follows to the parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

                       if to Vestar, to:

                       Vestar Equity Partners, L.P.
                       245 Park Avenue
                       New York, New York 10167
                       Attention:  Norman W. Alpert
                       Telecopy:  (212) 808-4922

                       if to Cabot, to:

                       Cabot CSC Corporation
                       75 State Street
                       Boston, MA 02109-1806
                       Attention:  General Counsel
                       Telecopy:  (617) 342-6103

                       if to Holdings, to:

                       Cabot Safety Holdings Corporation
                       One Washington Mall - 8th Floor
                       Boston MA  02108-2610
                       Attention:  General Counsel
                       Telecopy:  (617) 371-4233

                       with a copy to Cabot and Vestar

                       if to a Management Investor, to him
                       at his address or telecopy number set
                       forth in the books and records of Holdings.

                  5.8 Transactions with Affiliates. (a) Except for transactions contemplated by this Agreement, Holdings will not, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into any material transactions, including without limitation the purchase, sale, or exchange of property or the rendering of any services with any Affiliate of Holdings, other than Persons who are Affiliates of Holdings solely as a result of being employees of Holdings or any of its Subsidiaries, except
(a) transactions that are upon fair and reasonable terms no less favorable to Holdings or such Subsidiary than it could obtain in a comparable arm's-length transaction with a Person that is not an Affiliate of Holdings; (b) transactions specifically provided for in this Agreement, the Asset Transfer Agreement or the Management Advisory Agreement or (c) the payment of reasonable and customary regular fees to outside directors of Holdings.

                  (b) In no event will Holdings issue Common Stock or other equity securities to Vestar or Cabot or any Affiliate of Holdings (other than employees who may be deemed Affiliates), below the Fair Market Value of such shares of Common Stock or equity securities. For the purposes of this subsection 5.8, "Fair Market Value" of such Common Stock or other equity securities shall mean the fair market value of such Common Stock or other equity securities as shall be agreed to or determined by the Board of Directors of Holdings, provided that if Cabot or Vestar are unable to agree upon the fair market value of such securities within 7 days of the date or such determination, Cabot and Vestar shall each submit its statement of the fair market value of such securities to a nationally recognized investment banking firm jointly engaged by Vestar and Cabot and such firm shall within 14 days thereafter determine which of the two statements of fair market value is closer the fair market value of such securities as determined by such firm, and such closer fair market value shall be the Fair Market Value; provided that if within two Business Days of the date such determination is requested pursuant to the terms of this Agreement, the relevant parties are unable to agree on an investment banking firm, the parties shall engage Endispute, Inc. to select an appropriate investment banking firm.

                  (c) If, following the Closing and prior to the first Public Offering, Holdings proposes to issue any equity securities or securities exercisable for or convertible into equity securities, of Holdings to Vestar, Cabot or any of their respective Affiliates, each Stockholder shall have the opportunity to purchase such securities on a pro rata basis. Holdings shall give each such Stockholder at least 30 days' prior written notice of any such proposed issuance setting forth in reasonable detail the proposed terms and conditions thereof, including the identity of any known proposed recipient (the "Issuance Notice"), and shall offer to each such Stockholder the opportunity to purchase such securities at the same price, on the same terms, and at the same time as such securities are proposed to be issued by Holdings; provided that in the case of any proposed issuance of Common Stock for non-cash consideration, each such Stockholder shall be permitted to purchase the securities proposed to be issued for cash in an amount equal to the value of such non-cash consideration, as determined in good faith by the Board. Each such Stockholder may exercise its purchase right by delivery of a written notice to Holdings within 10 days after delivery of an Issuance Notice, which exercise shall be irrevocable.

                  5.9 Covenants of Holdings. Holdings shall not, and shall not permit its subsidiary Cabot Safety Corporation ("CSC") to, without the prior written consent Cabot and Vestar, (a) during the period of nine months following the Closing Date, terminate or materially change the duties or responsibilities of any of the members of CSC's senior management listed on Schedule 1 hereto or
(b) engage as the primary independent auditor for CSC any accounting firm other than Arthur Anderson & Co.

                  5.10 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto, including the Stock Subscription Agreements, contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  5.11 Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

                  5.12 Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  5.13 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof, except for matters directly within the purview of the General Corporation Law of the State of Delaware (the "DGCL"), which shall be governed by the DGCL.

                  5.14 Additional Management Investors. Each person who becomes party to a management common stock subscription agreement or option agreement after the date hereof shall become a party hereto and shall be bound hereby. Holdings shall not issue any securities to an employee or director of Holdings or any of its Subsidiaries unless he or she enters into a supplementary agreement with Holdings agreeing to be bound by the terms hereof in the same manner as the other Management Investors. Each such supplementary agreement shall become effective upon its execution by Holdings and the additional Management Investor, and it shall not require the signature or consent of any other party hereto. Such supplementary agreement may modify some of the terms hereof as they effect the additional Management Investor; provided that the modified terms shall be no more favorable to the other parties hereto than the terms set forth herein.

                  5.15 Information; Committees. Holdings shall deliver to Cabot such annual and quarterly financial statements of Holdings and its consolidated subsidiaries (or of its subsidiary Cabot Safety Corporation, if separate such financial statements are not prepared for Holdings) as soon as practicable after they become available, and shall afford reasonable access to their respective employees, books and records, upon reasonable prior notice to New Cabot Safety, to Cabot and their advisors or representatives. Cabot shall have the right (i) to select one member of the Board of Directors who is a designee of Cabot under
Section 2.1 to attend each meeting of each committee of the Board of Directors to observe such meeting if Cabot so notifies Holdings of its election to do so,
(ii) to select one member of the Board of Directors who is a designee of Cabot under Section 2.1 to be a member of each committee of the Board of Directors if Cabot so notifies Holdings of its election to do so and (iii) to have a representative of Cabot attend each meeting of the audit committee of the Board of Directors to observe such meeting if Cabot so notifies Holdings of its election to do so.

                  IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

                                         VESTAR EQUITY PARTNERS, L.P.

                                         By:      Vestar Associates, L.P.,
                                                  its general partner

                                         By:      VESTAR ASSOCIATES CORPORATION,
                                                  its general partner

                                                  By:___________________________
                                                  Name:
                                                  Title:

                                         CABOT CSC CORPORATION

                                         By:____________________________________
                                            Title

                                         CABOT SAFETY HOLDINGS CORPORATION

                                         By:____________________________________
                                            Name:
                                            Title:

                                         SEELIG FAMILY LIFETIME TRUST

                                         By:____________________________________
                                            Name:
                                            Title:

                                           _____________________________________
                                                               Leonard Lieberman

                                                MANAGEMENT INVESTORS:

                                                _______________________


                                                _______________________


                                                _______________________


                                                _______________________


                                                _______________________


                                                _______________________


                                                _______________________


                                                _______________________


                                                _______________________


                                                _______________________


                                                CABOT CORPORATION

                                                By:____________________
                                                   Name:
                                                   Title: